Exhibit 21
SUBSIDIARIES OF REGISTRANT
The following list sets forth subsidiaries of Katy Industries, Inc. as of March 14, 2008, as well as operating divisions of such subsidiaries, with successive indentation indicating parent/subsidiary relationships of such subsidiaries. The percentage (if other than 100%) of outstanding equity securities owned by the immediate parent and the state of jurisdiction or incorporation of each such subsidiary is stated in parentheses. Omitted subsidiaries do not, in the aggregate, constitute a “significant subsidiary”.
American Gage & Machine Company (Illinois)
        WP Liquidating Corp. (Illinois)
Ashford Holding Corp. (Delaware)
Continental Commercial Products, LLC (Delaware)
         Contico (division)
         Disco (division)
         Gemtex (division)
         Glit/Microtron (division)
         Wilen (division)
         CEH Limited (U.K.)
DBPI, Inc. (Delaware)
GCW, Inc. (Delaware)
HPMI, Inc. (Delaware)
Hermann Lowenstein, Inc. (Delaware)
Katy International, Inc. (British Virgin Islands)
Katy Teweh Inc. (Delaware)
Katy-Seghers, Inc. (Delaware)
         K-S Energy Corp. (Delaware)
         Chatham Resource Recovery Systems, Inc. (Delaware)
         Savannah Energy Construction Company (Delaware)
PTR Machine Corp. (Delaware)
Wabash Holding Corp. (Delaware)
W.J. Smith Wood Preserving Company (Texas)
WII, Inc. (Delaware)
         TTI Holdings, Inc. (Delaware)
2155735 Ontario, Inc. (Canada)
         Glit/Gemtex, Ltd. (Canada)
             Gemtex Canada (Division)
             KMG Canada (Division)